Exhibit 99.1

PeopleSupport Reports Fourth Quarter and Fiscal Year 2007 Results

Company achieves record annual revenues of $140.6 million, up 28% year-over-year

Net cash provided by operating activities for the year was a record $27.9 million

PeopleSupport announces a $25 million stock repurchase program

LOS ANGELES--(BUSINESS WIRE)--PeopleSupport, Inc. (Nasdaq:PSPT), a leading offshore business process outsourcing (BPO) provider, today announced financial results for its fourth quarter and fiscal year ended December 31, 2007.

“Throughout 2007, PeopleSupport made significant progress,” said Lance Rosenzweig, PeopleSupport CEO and Chairman. “Operations are running well, IT is highly scalable and fault tolerant, our sales pipeline is the strongest in our history, our sales team has nearly doubled in size, and we established a sales and marketing presence in Europe. PeopleSupport delivered revenue growth of 28% for the year despite the departure of Vonage as a significant client earlier in the year. Revenue growth outpaced our employee growth, which was up approximately 6% from a year ago, illustrating our operational efficiency and productivity gains garnered throughout the year. Net income was strong at $32.2 million for the year due to operational efficiency and productivity gains, and our foreign currency forward contracts resulted in a gain of $23.6 million in Other Income. Net cash provided by operating activities was $27.9 million for the year, and after completing our first $25 million stock repurchase program we ended 2007 with $121.7 million in cash and cash equivalents and marketable securities and no debt.”

Lance Rosenzweig continued, “Additionally, PeopleSupport made two important strategic decisions in early 2007 that we now plan to monetize. I am pleased to report that our Board of Directors has authorized the Company to sell the land we purchased in Manila for a substantial gain and to sell our existing Philippine Peso foreign currency forward contracts. Between our anticipated proceeds from these two transactions, we expect to generate over $25 million in pre-tax cash. To underscore our confidence in PeopleSupport’s business, our Board of Directors has approved a second $25 million dollar stock repurchase program.”

Caroline Rook, Chief Financial Officer, commented, “The realized portion of our foreign currency forward contract gain, or actual cash generated, was $4.6 million for the full year 2007, partially offsetting the impact of the appreciation of the Philippine Peso relative to the U.S. dollar. In the second quarter of 2008, PeopleSupport is working to account for its foreign currency forward contracts as an effective hedge, which will move the realized portion of our gains into operating income and the unrealized portion onto our balance sheet. This change in accounting treatment would require us to sell our current Philippine Peso forward contracts leading to the monetization of our already recorded unrealized gain, and then establish a hedge at current rates. We believe this change will more accurately reflect the trend in our operations going forward and will be consistent with the outsourcing industry.”

Richard Bledsoe, Chief Operating Officer, said, “Our operational alignment along industry verticals enabled PeopleSupport to become more productive and efficient. By working with our clients on an industry level, PeopleSupport is able to deliver customized and high quality services to our clients and their customers. We believe PeopleSupport is well positioned for continued growth as a high performance outsourcing provider and that we are an increasingly important strategic partner to clients around the world as they look to cut costs, improve quality of service and drive revenue generation.”

Fourth Quarter 2007 Highlights

  Fourth quarter revenue was $35.8 million, up 15% from the year-ago quarter
  Fourth quarter diluted EPS was $0.81, compared to $0.18 in the year ago quarter
  Net cash provided by operating activities was $5.3 million for the quarter

For the fourth quarter of 2007, PeopleSupport reported revenues of $35.8 million, a 15% increase over $31.0 million reported in the fourth quarter of 2006. Income from operations for the fourth quarter was $0.2 million, as compared to $0.8 million in the year-ago quarter. Non-cash stock-based compensation expense was $2.0 million in the fourth quarter, compared to $0.9 million in the year-ago quarter. Net income was $18.1 million, or $0.81 per diluted share based on 22.3 million weighted average shares outstanding, compared to $4.0 million, or $0.18 per diluted share based on 21.8 million weighted average shares outstanding in the same quarter last year.

Operating margins in the fourth quarter of 2007 were 0.7%, compared to 2.6% in the year-ago quarter, due primarily to the appreciation of the Philippine Peso relative to the U.S. dollar and non-cash stock-based compensation expenses. The Philippine Peso appreciated 13% against the U.S. dollar during the quarter and decreased fourth quarter operating margins by 7.4% when compared to the fourth quarter 2006 Peso rate. The impact of the appreciating Philippine Peso was offset in part by PeopleSupport’s foreign currency forward contracts, which represented a realized and unrealized gain of $18.2 million in Other Income in the fourth quarter of 2007. The realized portion of this benefit, or actual cash generated by this program, was $2.5 million or approximately 7.0% of revenues in the fourth quarter. Additionally, stock-based compensation expense reduced operating margins by 5.5% in the fourth quarter of 2007 and 3.0% in the fourth quarter of 2006.

Net cash provided by operating activities for the quarter was $5.3 million. Capital expenditures were $1.6 million in the fourth quarter of 2007, as compared with $5.5 million in 2006.

Fiscal Year 2007 Highlights

  Revenue was $140.6 million, up 28% year-over-year
  Diluted EPS was $1.37, compared to $0.72 in 2006
  Net cash provided by operating activities was $27.9 million for the year, up 24% compared to 2006

For the fiscal year 2007, PeopleSupport reported record revenues of $140.6 million, a 28% increase over the $110.1 million reported for fiscal year 2006. Net income was $32.2 million, or $1.37 per diluted share based on 23.6 million weighted average shares outstanding, compared to $14.2 million, or $0.72 per diluted share based on 19.6 million weighted average shares outstanding.

Operating margins for the full year of 2007 were 3.0%, compared to 10.7% in 2006, due primarily to the appreciation of the Philippine Peso relative to the U.S. dollar and non-cash stock-based compensation expenses. The Philippine Peso appreciated 10% against the U.S. dollar during the year and decreased full year operating margins by 5.4% when compared to the 2006 Peso rate. The impact of the appreciating Philippine Peso was partially offset by PeopleSupport’s foreign currency forward contracts, which represented a realized and unrealized gain of $23.6 million in Other Income for the full year 2007. The realized portion of this benefit, or actual cash generated by this program, was $4.6 million or approximately 3.2% of revenues in the full year. Additionally, stock-based compensation expense reduced operating margins by 4.2% for the full year of 2007 and 2.5% for the full year 2006.

Net cash provided by operating activities for 2007 was $27.9 million, as compared with $22.5 million in 2006. Capital expenditures were $21.7 million in 2007, as compared with $17.3 million in 2006, an increase primarily due to the expansion of our Philippine operations and purchase of land in the Philippines in the first quarter of 2007 for approximately $9 million. As of December 31, 2007, and after completing a $25 million stock buyback program, cash and cash equivalents and marketable securities totaled $121.7 million.

Share Repurchase

PeopleSupport’s Board of Directors approved a share repurchase program, under Rule 10b5-1 of the Securities Exchange Act of 1934, to facilitate the repurchase of up to $25.0 million of its common stock. Under the additional repurchase program, PeopleSupport will repurchase the shares from time to time for cash in open market transactions or in privately negotiated transactions in accordance with applicable federal securities laws. The timing and amount of repurchase transactions will be determined by the company's management based on their evaluation of market conditions, share price and other factors. The program may be suspended or discontinued at any time.

2008 Outlook – First Quarter & Full Year

Caroline Rook, Chief Financial Officer, commented, “While we are excited about our future prospects, the economy is showing signs of weakness. We are beginning to see this weakness in call volumes, and we are being cautious in our guidance. We expect revenues in the near-term to be lower than previously expected. This decrease is primarily due to some slowdown, particularly among some technology clients, and some volume volatility in the near-term as existing clients react to an uncertain economy. Longer-term, we believe PeopleSupport is well positioned in the outsourcing industry to benefit from companies looking to expand offshore outsourcing due to economic pressures. Our sales pipeline is the strongest in our history, and we are confident in our ability to return to strong growth and our ability to continue to grow margins. In the meantime, we remain focused on enhancing operations and improving margins.”

For the first quarter and full year 2008, PeopleSupport has assumed the current Philippine Peso rate of approximately 40.5 peso’s to the U.S. dollar.

Management offers the following guidance for the full fiscal year ending December 31, 2008:

  Revenue is expected to be between $162.0 and $170.0 million
  Operating income is expected to be in the range of $4.7 million and $7.2 million, and includes non-cash stock-based compensation expense of approximately $7.8 million
  Diluted EPS is expected to be in the range of $0.47 and $0.58 based on approximately 22.5 million shares outstanding on a diluted basis

PeopleSupport management offers the following guidance for the quarter ending March 31, 2008:

  Revenue is expected to be between $35.0 and $36.0 million
  Income from operations is expected to be between $(0.6) million and $(0.9) million, and includes non-cash stock-based compensation expense of approximately $1.8 million
  Diluted EPS is expected to be between $0.11 and $0.12 based on approximately 22.3 million shares outstanding on a diluted basis

Conference Call with Management

PeopleSupport's executive management will host a conference call for investors and all interested parties today at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time). The call will be broadcast over the Internet. To listen to the event via the Internet, please follow the instructions that will be available on the investor relations section of PeopleSupport's website at www.peoplesupport.com. A replay of the conference call will be available on the company's website for an extended period of time.

About PeopleSupport

PeopleSupport, Inc. (Nasdaq: PSPT), is a leading offshore business process outsourcing (BPO) provider that offers customer management, transcription and captioning and additional BPO services from its centers in the Philippines, Costa Rica and the United States. PeopleSupport's services are designed to reduce costs, improve performance and increase revenues by delivering high quality, value-added, multilingual voice and text services. A majority of PeopleSupport's services are performed in the Philippines, where PeopleSupport is one of the largest outsourcing companies, employing approximately 8,000 college-educated, fluent English speaking personnel. Headquartered in Los Angeles, California, with approximately 8,600 employees worldwide, PeopleSupport serves clients in a variety of industries, such as travel, consumer, financial services, healthcare, insurance, technology, telecommunications, entertainment and education. For more information, visit www.peoplesupport.com.

Forward Looking Statements

Certain statements in this press release, including without limitation, those related to anticipated revenues, operating income and earnings for the first quarter ending March 31, 2008, and anticipated revenues, operating income and earnings for the full year ending December 31, 2008, expectations regarding expenses, industry and company trends, and market opportunities are forward looking. The company generally identifies forward-looking statements by using such terms as “may,” “will,” “could,” “should,” “potential,” “continue,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” or similar phrases or the negatives of such terms. The company bases these statements on management’s beliefs as well as assumptions using information currently available. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause anticipated results to differ include: the company’s dependence on a limited number of clients; foreign currency exchange risk; negative public reaction to offshore outsourcing; unanticipated technological changes and requirements, including changes that reduce the demand for the company’s services; competitive conditions in the markets the company serves; the company’s ability to manage growth, including integration of acquired companies; risks associated with operations in the Philippines and Costa Rica; changes in government regulations; and other risks identified from time-to-time in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent estimates and assumptions only as of the date they are made. The company undertakes no obligation to update or revise these forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. You should review the risk factors described in reports and registration statements that the company files from time to time with the Securities and Exchange Commission.

PEOPLESUPPORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	As of December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$78,403	$80,880
Marketable securities	19,996	39,520
Accounts receivable, net of allowance for doubtful accounts of $329 and $947	19,206	18,127
Deferred tax assets	-	1,888
Prepaid expenses and other current assets	17,149	5,745
Total current assets	134,754	146,160
Property and equipment, net	33,761	22,080
Marketable securities	23,326	20,133
Deferred tax assets	23,366	18,372
Goodwill and other intangible assets, net	8,267	8,346
Other non-current assets	9,736	2,500

Total assets	$233,210	$217,591

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$2,446	$7,389
Accrued compensation	4,218	3,490
Accrued liabilities	6,965	5,844
Management incentive plan obligation	-	629
Deferred revenue	5,252	4,515
Deferred tax liabilities	4,205	-
Other current liabilities	66	106
Total current liabilities	23,152	21,973
Deferred rent	2,580	1,812
Other non-current liabilities	47	1,347

Total liabilities	25,779	25,132

Minority interest	-	29

Stockholders' equity
Common stock $.001 par value; authorized 87.0 million shares; 21.6 million and 23.5 million shares issued and outstanding at December 31, 2007 and 2006, respectively	22	23
Additional paid-in capital	195,472	208,044
Retained earnings (accumulated deficit)	10,700	(16,062)
Accumulated other comprehensive income	1,237	425

Total stockholders' equity	207,431	192,430

Total liabilities and stockholders' equity	$233,210	$217,591

PEOPLESUPPORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME
(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006

Revenues	$35,790	$31,008	$140,647	$110,119
Cost of revenues (exclusive of depreciation expense shown below)	26,591	21,229	101,810	70,203
Selling, general and administrative expenses	6,004	6,297	24,430	20,719
Depreciation and amortization	2,948	2,672	10,149	7,467

Income from operations	247	810	4,258	11,730

Interest income, net	(1,570)	(1,114)	(6,169)	(2,540)
Other (income) expense	(19,328)	284	(25,166)	212

Income before income taxes	21,145	1,640	35,593	14,058

Income taxes	3,019	(2,318)	3,343	(94)

Net income	18,126	3,958	32,250	14,152
Foreign currency translation adjustments	38	274	412	632
Unrealized gain (loss) on marketable securities	(516)	(29)	(1,035)	7
Change in pension liability	(134)	-	1,435	-
Comprehensive income	$17,514	$4,203	$33,062	$14,791

Basic earnings per share	$0.83	$0.19	$1.40	$0.74
Diluted earnings per share	$0.81	$0.18	$1.37	$0.72

Basic weighted average shares outstanding	21,801	21,081	23,051	19,088
Diluted weighted average shares outstanding	22,262	21,840	23,605	19,621

PEOPLESUPPORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2007	2006
OPERATING ACTIVITIES
Net Income	$32,250	$14,152

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,149	7,467
Allowance for doubtful accounts	101	460
Stock-based compensation expense	5,863	2,794
Amortization of deferred compensation costs	32	342
Unrealized gain on derivatives	(18,978)	-
Loss on disposal of property and equipment	-	3
Deferred income taxes	1,532	(963)
Tax benefits from employee stock option exercises	(433)	(747)
Changes in assets and liabilities:
Accounts receivable	(1,179)	(8,949)
Prepaid expenses and other assets	459	(2,719)
Accounts payable and accrued liabilities	(3,311)	10,962
Deferred rent	777	146
Deferred revenue	669	(421)
Net cash provided by operating activities	27,931	22,527

INVESTING ACTIVITIES
Acquisitions, net of cash acquired	-	(8,968)
Purchases of property and equipment	(21,722)	(17,307)
Purchases of marketable securities	(84,473)	(57,800)
Proceeds from sale/maturities of marketable securities	99,770	22,000
Net cash used for investing activities	(6,425)	(62,075)

FINANCING ACTIVITIES
Payments of capital lease obligation	(59)	(380)
Repurchases of common stock	(24,935)	-
Proceeds from public offerings	-	96,600
Public offering costs	(167)	(5,713)
Tax benefits from employee stock option exercises	433	747
Proceeds from the exercise of stock options	745	1,375
Net cash (used for) provided by financing activities	(23,983)	92,629
Effect of exchange rate changes on cash	-	39
Net increase (decrease) in cash and cash equivalents	(2,477)	53,120
Cash and cash equivalent, beginning of period	80,880	27,760
Cash and cash equivalent, end of period	$78,403	$80,880

CONTACT:
PeopleSupport, Inc.
Peter Hargittay, Marketing & Investor Relations
310-824-6182
Fax: 310-824-6299
phargittay@peoplesupport.com
www.peoplesupport.com
or
Joele Frank, Wilkinson Brimmer Katcher
Joele Frank / Jamie Moser / Ariel LeBoff
212-355-4449
Fax: 212-355-4554